Exhibit 15.1

Our ref	GDK/605073/6055734v1
Direct tel	+852 3690 7444
E-mail	jack.huang@maplesandcalder.com

Vimicro International Corporation
15/F Shining Tower
No. 35 Xueyuan Road
Haidian District
Beijing 100191
People’s Republic of China

30 April 2013

Dear Sir

Re: Vimicro International Corporation

We have acted as legal advisors as to the laws of the Cayman Islands to Vimicro International Corporation, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2012 (“Form 20-F”).

We hereby consent to the reference of our name under the headings “Item 6. Directors, Senior Management and Employees—C. Board Practices—Home Country Practice Exemption,” “Item 10. Additional Information—E. Taxation” and “Item 16G. Corporate Governance” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder

Maples and Calder